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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Associated Natural Gas Corporation:


     We consent to incorporation by reference in the registration statement on Form S-4 of Panhandle Eastern Corporation of our reports dated December 7, 1993, relating to the consolidated balance sheets of Associated Natural Gas Corporation as of September 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1993, and all related schedules, which reports appear in the September 30, 1993 annual report on Form 10-K of Associated Natural Gas Corporation, and to the use of our report dated July 1, 1994 on the supplemental consolidated balance sheets of Associated Natural Gas Corporation as of September 30, 1993 and 1992, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1993. The supplemental consolidated financial statements give retroactive effect to the merger with Grand Valley Gas Company effective July 1, 1994. Our opinion on the supplemental consolidated financial statements is based in part on the report of other auditors. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                            /s/  KPMG PEAT MARWICK LLP
                                                 KPMG Peat Marwick LLP

Denver, Colorado

November 11, 1994